Biodel Inc and Albireo Limited Share Exchange Agreement NASDAQ: BIOD │ September 21, 2016 Exhibit 99.1

Cautionary Note Regarding Forward-Looking Statements Certain statements contained in this presentation regarding matters that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Albireo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to those described in the documents Biodel has filed with the SEC as well as the possibility that Biodel may be unable to obtain stockholder approval required for the proposed transaction with us, the expected timing and likelihood of completion of the proposed transaction, the inability to successfully integrate the businesses or the risk that such integration may be more difficult, time-consuming or costly than expected, the occurrence of any event, change or other circumstances that could give rise to the termination of the share exchange agreement, the inability of the parties to meet expectations regarding the accounting and tax treatments of the proposed transaction, the potential for the proposed transaction to involve unexpected costs, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that the expected benefits of the proposed combination are not realized, and the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Biodel’s common stock. Risks and uncertainties related to Albireo that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: whether the preliminary data from the ongoing Phase 2 trial of A4250 in children with chronic cholestasis will be confirmed following database lock; whether the ongoing Phase 2 trial of A4250 in children with chronic cholestasis will be sufficient to support advancement into a pivotal trial in Progressive Familial Intrahepatic Cholestasis (PFIC); the timing and outcome of the planned meeting with the FDA regarding the anticipated pivotal program for A4250 in PFIC; the designs, endpoints, numbers of patients and treatment periods for trials that will be required to support approval of A4250 to treat PFIC or any other orphan pediatric liver disease; whether the cash resources of Biodel and proceeds from the planned concurrent financing will be sufficient to advance A4250 through completion of a planned pivotal trial in PFIC; the timing for initiation or completion of, or availability of data from, ongoing or future trials of A4250, including a planned pivotal trial in PFIC, or elobixibat and the outcomes of such trials; whether results of the first cohort of patients in the ongoing Phase 2 trial of A4250 in primary biliary cholangitis will be predictive of similar or better results in the trial’s second cohort; delays or other challenges in the recruitment of patients for current or future trials of any Albireo product candidate; the medical benefit that may be derived from A4250, elobixibat, A3384 or any other Albireo product candidate; the ability to establish a strategic alliance, collaboration or licensing or other comparable arrangement on favorable terms for elobixibat in the United States and Europe; the extent to which Albireo’s agreement with EA Pharma for elobixibat generates nondilutive income to Albireo; whether the FDA will consider a single additional trial sufficient to establish the efficacy of elobixibat to support approval for the treatment of chronic idiopathic constipation in the United States; Albireo’s ability to protect its intellectual property; the competitive environment and commercial opportunity for a potential treatment for PFIC and other orphan pediatric cholestatic liver diseases; whether findings from nonclinical studies and clinical trials of IBAT inhibitors will be predictive of future clinical success for an Albireo IBAT inhibitor in the treatment of nonalcoholic steatohepatitis (NASH); and the timing and success of submission, acceptance and approval of regulatory filings. All forward-looking statements speak only as of the date this presentation is made and should not be relied upon as representing our views as of any date after this presentation is made.  We specifically disclaim any obligation to update any forward-looking statement, except as required by applicable law. “Albireo” is a trademark of Albireo AB. All other trademarks, service marks, service marks, trade names, logos and brand names identified in this presentation are the properties of their respective owners.

Additional Information and Where You Can Find It This presentation may be deemed to be solicitation material in respect of the proposed transaction between Biodel Inc. (Biodel), Albireo Limited (Albireo) and Albireo stockholders and noteholders. In connection with the proposed transaction, Biodel filed with the Securities and Exchange Commission (SEC) on September 19, 2016 a definitive proxy statement in connection with the solicitation of proxies for its 2016 Annual Meeting and has mailed the definitive proxy statement to Biodel stockholders. BIODEL URGES INVESTORS AND STOCKHOLDERS TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION, AS WELL AS OTHER DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. This presentation is not a substitute for the definitive proxy statement or any other documents that Biodel may file with the SEC or send to Biodel stockholders in connection with the proposed transaction. Before making any voting decision, investors and security holders are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction and related matters. You may obtain free copies of the proxy statement and all other documents filed or that will be filed with the SEC regarding the proposed transaction at the website maintained by the SEC www.sec.gov. Copies of the proxy statement are available free of charge on Biodel’s website at www.biodel.com or by contacting Biodel’s Corporate Secretary at 203-796-5000 or by mail at Investor Relations, Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810. Participants in Solicitation – Biodel, Albireo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Biodel common stock in connection with the proposed transaction. Information about these participants, and a description of their direct and indirect interests, by security holdings or otherwise, may be found in the definitive proxy statement that Biodel filed with the SEC on September 19, 2016 relating to its 2016 Annual Meeting of Stockholders. Other information regarding participants in the proxy solicitation may be contained in other relevant materials filed by Biodel with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Biodel - Albireo Share Exchange Agreement Follows Biodel’s extensive review of strategic alternatives All-stock transaction: Biodel to acquire all outstanding shares of Albireo in exchange for newly issued shares of Biodel common stock Biodel stockholders will own approximately 32.875% and Albireo approximately 67.125% of the combined company upon completion of the proposed transaction Existing Albireo investors committed to invest an incremental $10M prior to the closing of the transaction Transaction has been approved by the boards of directors of both companies and by Albireo stockholders Expected to close in 4Q 2016, subject to the approval of the stockholders of Biodel and other closing conditions. NASDAQ ticker symbol is planned to be changed to ALBO.

Biodel - Albireo Combination NASDAQ-listed company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases, as well as chronic constipation, bile acid malabsorption disease and NASH Lead asset, A4250, is a first-in-class product candidate in Phase 2 development as a once daily, orally administered ileal bile acid transport inhibitor (IBATi) Initial target indication is Progressive Familial Intrahepatic Cholestasis (PFIC), a devastating genetic orphan disease impacting young children; plan to expand to other orphan indications Future potential for valuable Pediatric Priority Review Voucher with FDA approval Combined cash balance expected to be sufficient to fund advancement of A4250 through planned pivotal trial in PFIC Key clinical readouts expected in 2016, with additional potential value inflection opportunities through 2018

Significant News Flow and Near-Term Milestones Projected Event Projected Timing A4250: report additional pediatric data from ongoing Ph2 trial Q4 2016 A4250: FDA meeting (pre-Ph3) Q4 2016 Elobixibat: report data from ongoing Ph3 Trial in Japan 2H 2016 Elobixibat: JNDA filing Q1 2017 A4250: report data from planned pivotal trial in PFIC mid 2018

Combined company will be led by an experienced management team associated with multiple successful NDAs/EMAs and marketed products Ron Cooper – President and CEO Former President of Europe, Bristol-Myers Squibb Board to be comprised of seven directors, five from Albireo and two from Biodel David Chiswell – Chairman CEO, Kymab Ltd. Co-founder, Cambridge Antibody Technology (CAT)  Corporate HQ to be located in Boston, with R&D based in Gothenburg, Sweden Biodel - Albireo Leadership

Hope for Children with Orphan Liver Diseases Through Bile Acid Modulation

Albireo Innovative Science + Deep Pipeline + Experienced Management Leader in the development of bile acid modulators to treat liver and GI diseases Three clinical assets, including lead Phase 2 orphan product candidate and Phase 3 constipation product candidate Multiple near-term inflection opportunities Strong patent portfolio, with orphan drug designation and future potential for valuable Pediatric Priority Review Voucher for lead product candidate (A4250) AstraZeneca spinout backed by syndicate of leading biotech investors — TPG, TVM Capital, Phase4 Partners Highly experienced management team with track record of developing and commercializing blockbuster drugs

Deep Biotech and Pharma Experienced Management Team



Ron Cooper
President and CEO

BMS
(President of Europe)



Paresh Soni
MBChB, FCP, PhD
Chief Medical Officer

Alexion, Amarin, Pfizer



Per-Göran Gillberg, PhD
VP, Development
(Co-founder)

AstraZeneca, Pharmacia, Kabi



Kristina Torfgård, PhD
VP, Clinical
and Regulatory Affairs

AstraZeneca



Jan Mattsson, PhD
Chief Operating Officer
(Co-founder)

AstraZeneca



Tom Shea
Chief Financial Officer

Cubist, Euthymics, Neurovance,
EBI, Tolerx, Epirus



Pete Zorn
SVP, Corporate Development and
General Counsel

Santaris, Targacept

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©2016 Albireo Limited. All rights reserved.

A Robust Pipeline Targeting Liver and GI Diseases and Disorders Phase 1 Preclinical Phase 2 Phase 3 Lead Program: Other Rare Pediatric Liver Diseases Ped. study ongoing; additional data expected 4Q 2016 Orphan GI Indication PPAR agonists Inflammatory Bowel Diseases NK antagonist Preclinical Programs: NASH Bile Acid Modulators A3384 Cholestyramine Reformulated Bile Acid Malabsorption Elobixibat IBAT inhibitor Chronic Idiopathic Constipation Partnered in Japan/Seeking US/EU partner Additional Clinical Programs: PFIC A4250 IBAT inhibitor

Pediatric Orphan Opportunities Provide Foundation for Albireo Thesis Primary Focus Elobixibat partnering in Japan provides potential nondilutive capital to support programs A4250 Novel, First-in-Class Product Candidate to Treat Multiple Pediatric Orphan Liver Diseases with No Approved Drug Options Potential Additional Value Creation Opportunities Elobixibat US/EU Partnering Ph3 CIC PPAR NK Development Novel Bile Acid Modulator NASH A4250 Pediatric Voucher A3384 BAM

A4250 for Orphan Pediatric Liver Diseases

Positioned to Become First Drug Approved for Progressive Familial Intrahepatic Cholestasis A4250 The market opportunity… Multiple pediatric orphan liver diseases and disorders with no approved drugs; lifetime treatment The science… Elevated serum bile acids linked to both progressive liver disease and debilitating pruritus Positive effects on serum bile acid levels and pruritus in preclinical and early clinical development The exclusivity period… Orphan designation in PFIC provides 7 years in US + 10 years in EU Composition of matter to 2025* Method of use for liver disease to 2031 (EU allowed, US pending) *includes estimated H-W PTE

A4250

Inhibits Bile Acid Re-uptake from the Intestine to Reduce Bile Acids in the Liver

- ~ 95% of bile acids (BA) pumped from small intestine to liver, IBAT key mediator
- Inhibitors selectively reduce BA re-uptake and increase colonic BA
- Reduced liver and serum bile acids to treat cholestatic liver disease
- Increased colonic secretion and motility to treat constipation
- Decreased pruritus and decreased cholesterol; potential for improved insulin sensitivity through TGR5 receptors



LDL
Serum Bile Acids
Cholesterol
Bile Acids
Small Intestine
Enterohepatic Circulation
IBAT Inhibitor
Colon
Ileal Bile Acid Transporter* (IBAT)

*also known as apical sodium-dependent bile acid transporter (ASBT)

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Albireo

A4250

Estimated ~10,000 PFIC Patients in Major Drug Markets
No Approved Drug Options for PFIC



PFIC-1
- ATP8B1 gene (FIC1) affects BSEP expression + function
- Liver, small intestine, bladder, stomach, pancreas

PFIC-2
- ABCB11 gene, BSEP pump clears BA from hepatocyte
- Double truncating mutation can cause hepatocellular carcinoma, cholangiosarcoma within 6 – 12 months

PFIC-3
- ABCB4 gene, MDR3 transporter
- Lack phospholipids weakens micelles, high exposure BA

Treatment options
- Off label: UDCA, rifampin, antihistamines, naltrexone
- Surgery: partial ext. biliary diversion (PEBD), liver transplant

Cholestasis, severe pruritus, failure to thrive, short stature, progression to cirrhosis, liver failure, jaundice, diarrhea, pale stools, hepatosplenomegaly, portal hypertension

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Benefits of Bile Diversion Surgery Supports Rationale for IBAT Inhibition to Treat PFIC A4250 Before Surgery One Year After Surgery Bile Acids (umol/L) 337 11 Bilirubin (umol/L) 41 25 Itching (0-5) 3 1 Long-term benefits of PEBD include sustained reduction in cholestasis and fibrosis (Arnell, et al. 2010) PEBD normalizes serum bile acids, which indicates excellent long-term outcomes in children with PFIC (Schukfeh, et al. 2012) Surgical procedure to permanently divert bile flow into a stoma bag

Preclinical and Early Clinical Data Provide Proof of Principle and Mechanism 2 weeks 4 weeks ALP (U/L) 0 50 100 150 200 250 300 * 350 * ALT (U/L) 0 200 400 600 800 * 1000 2 weeks 4 weeks ALT: alanine aminotransferase ALP: alkaline phosphatase Preclinical Cholestatic Liver Disease Model ↓ Liver Enzymes Phase 1 in Healthy Volunteers ↓ Serum Bile Acids 7 days treatment (n=6/group) Stat. sig. effect at all doses assessed No safety concerns Minimal (picomolar) systemic exposure ---- Normal level *p< 0.05 A4250 Control A4250 *p< 0.05 **p< 0.01

Phase 1 Serum and Fecal Bile Acid Data Support Phase 2 Dosing A4250 Therapeutic benefit and tolerability within projected dose range 1 mg A4250 3 mg A4250 Blockage of IBAT achieved with therapeutic benefit and no diarrhea Blockage of IBAT achieved with therapeutic benefit and mild diarrhea in 3 of 6 patients NS P<0.001 P<0.05 P<0.01

Study in Adults with PBC to Support Pediatric Development
First Cohort Data Shows Dramatic Effect on Pruritus

A4250

- **Investigator-Initiated Ph2 Primary Biliary Cholangitis study**
  - Crossover design, 3x4 weeks treatment (cholestyramine x A4250 x cholestyramine)
  - 1.5mg A4250 QD for 1 wk + 3mg A4250 QD for 3 wks
- **Data received from Cohort 1**
  - 6 patients enrolled, 5 received A4250
  - All treated patients with pruritus had substantial relief
  - 50% mean ↓ serum bile acids, with patient variability
  - Strong effect on biomarkers – confirming MoA
  - Promising effect on the lipid profile
  - No effect on liver enzymes
  - Dose-related diarrhea
- **Second cohort**
  - Evaluating continued enrollment in light of progress in the pediatric study

A4250 Reduced Pruritus



Mean VAS-Itch (0-100 mm)
80
70
60
50
40
30
20
10
0
End Resin 1
Wash-out resin
A4250 Week 1 1.5 mg n=5
A4250 Week2 3 mg n=4
A4250 Week 4 3 mg n=3
Wash-out A4250
End Resin 2

Cohort 1 data

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©2016 Albireo Limited. All rights reserved.

A4250

Ongoing Phase 2 Study in Ped. Chol. Liver Disease Designed to Support Pivotal Development in PFIC

- Key inclusion criteria
  - Diagnosis of pruritus due to chronic cholestasis (e.g., PFIC, Alagille syndrome (ALGS), primary sclerosing cholangitis (PSC), Biliary Atresia)
  - Serum total bile acids ≥ 2x upper limit of normal
  - VAS-itch ≥ 3
- Primary endpoints
  - Number of treatment-emergent Serious Adverse Events (SAE)
  - Change in total serum bile acids
- Secondary endpoints
  - Pruritus parameters; liver biochemistry; treatment-emergent AEs
- Cohorts 1-3 complete; additional data expected 4Q 2016
  - Final data pending database lock at study end

Study Design


A4250 (mg/kg)
0.01
0.03
0.06
0.1
0.2
0.3
Each cohort: n=4, 4 weeks

Open label, dose escalation study (0.01-0.3 mg/kg)

Baseline - Single test dose – Two-week washout - - Four-week repeated dosing

Sprinkle formulation or capsule (at patient option)

Up to 24 subjects in 6 cohorts

6 sites in Denmark, France, Germany and Sweden

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Albireo

Ph2 Pediatric Study: Outline * Wash-out in case of bile acid resin or other prohibited medication use of 7 days required PK A4250

A4250 Ph2 Pediatric Study: Patient Demographics and Dose Summary Cohort (mg/kg) Country Gender Age Dose (mg) Diagnosis 0.01 Sweden M 15 0.52 Alagille Denmark M 9 0.30 Alagille France F 9 0.24 Mixed Cholestasis Germany M 6 0.17 Alagille 0.03 Germany F 2 0.35 Biliary Atresia France F 4 0.45 PFIC-2 France F 15 1.56 Biliary Atresia Germany F 4 0.47 Biliary Atresia 0.06 Germany M 7 1.47 PFIC-2 Germany M 6 1.12 PFIC-2 Germany F 13 2.32 Alagille France M 1.5 0.62 PFIC-1 0.1 France M 4 1.63 PFIC-2 (Enrolled) France F 9 2.60 Mixed Cholestasis Germany M 2 1.17 PFIC-2 Germany F 4 1.18 PFIC-3

Ph2 Pediatric Study: Pre-study Hypothesis for Cohorts 1-3 Cohort One (0.01 mg/kg), Two (0.03 mg/kg), Three (0.06 mg/kg) A4250 Safety and Tolerability No serious adverse events, good tolerability, low systemic exposure Potential diarrhea to appear somewhere in Cohorts 3-6 based on prior adult data Efficacy Serum bile acids begin to decrease at higher dose Reduced pruritus beginning at higher dose Limited effect on liver biochemistry measures (heterogeneous pediatric population, short treatment duration)

Ph2 Pediatric Study: Favorable Safety and Tolerability Data A4250 Primary Safety Endpoint No treatment-emergent serious adverse events (SAE) Adverse Events No dropouts Adverse events generally mild and transient No AEs in 4-week dosing period deemed by investigator to be likely drug related A single incidence of diarrhea after single test dose (prior to dosing period) that did not reappear

A4250 Ph2 Pediatric Study: Positive Effects Shown, Particularly in Highest Dose Cohort Completed Measure Cohort 1 0.01mg/kg Cohort 2 0.03mg/kg Cohort 3 0.06mg/kg Mean Dose 0.3 mg 0.7 mg 1.4 mg Mean % Change from Baseline Serum Bile Acids (primary efficacy endpoint) -31% ± 23 -45% ± 16 -63% ± 12 Pruritus – Whitington -6 ± 19 -17 ± 17 -57 ± 21 Pruritus – VAS -36 ± 24 -10 ± 21 -53 ± 25 Pruritus – PO-SCORAD -37 ± 23 -12 ± 22 -38 ± 21 Sleep – PO-SCORAD +20 ± 20 -8 ± 17 -49 ± 26 Liver Biochemistry variable; no clinically meaningful change overall Standard Error of the Mean (SEM) for reported data is wide given population size

A4250 Ph2 Pediatric Study: Promising Safety and Efficacy Data No SAEs Minimal systemic exposure Zero dropouts No AEs assessed as likely drug related Dose-related trend in reduction 63% mean reduction in highest dose cohort Favorable reductions/improvements overall Generally consistent across pruritus scales Safety Tolerability Serum Bile Acids Pruritus/ Sleep

Staged Clinical Development Approach to Leverage Data and Maximize Product Opportunity and Value A4250 POC* in Adults (Primary Biliary Cirrhosis) Ph2 Cholestatic Liver Disease in Children Ph2 Primary Sclerosing Cholangitis  PFIC Pivotal Alagille Syndrome Biliary Atresia Pruritus in Ped. Chol. Liver Disease *POC= Proof of Concept Pruritus Tool Development (PRO)

Regulatory Strategy: Subpart H Approval for PFIC with Post-Approval Long-Term Outcome Study Seek accelerated approval for PFIC treatment using surrogate endpoint Study planning ongoing; assessing serum bile acids, pruritus and sleep as endpoints following FDA discussions Long-term outcome study to be underway at the time of NDA filing CFR Title 21, Section 314.510: “FDA may grant marketing approval for a new drug product on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely, based on epidemiologic, therapeutic, pathophysiologic, or other evidence, to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity.” Request for pre-Phase 3 FDA meeting planned Q4 2016 A4250

A4250 – Potent Compound with Dose Response Sources: Graffner et al. Aliment Pharmacol Ther 2016 (A4250 data); Form S-1 Registration Statement of Lumena Pharmaceuticals filed April 2, 2014 (SHP625 data) Serum bile acids AUC 0-15h Day 14 A4250 Permanent cation IC50 (human) 0.28 nM No cation IC50 (human) 0.13 nM

A4250

Ph2 Outcomes with Shire IBATi* Validate Mechanism, Highlight Need for Superior Compound

PFIC	PSC
Did not meet 1° endpoint of SBA reduction; significant improvement in pruritus and normalized baseline elevated liver enzymes 13 weeks, interim open label data Subset of PFIC-2 patients had 'profound decrease' in SBAs 12.1% of patients had a TESAE assessed as drug related	Safety/tolerability (1° endpoint) consistent with prior studies, but **did not** significantly improve liver parameters 13 weeks, double blind, placebo controlled Significant reductions from baseline in serum bile acids and pruritus
Alagille	**PBC**
Did not meet SBA 1° endpoint; lower dose performed better 13 weeks, double blind, placebo controlled	Significant reduction of SBA but **did not** meet 1° endpoint of pruritus 13 weeks, double blind, placebo controlled

Following the first three SHP625 outcomes above, Shire agreed to pay $90 million to buy out all future contingent milestone payments regarding SHP625 (and IBATi SHP626)

The Albireo Approach
Potent Compound with Dose Response + Staged Development Strategy

*various Shire press releases, presentation EASL 2015

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Albireo

A Compelling Commercial Opportunity Pediatric Cholestatic Pruritus Biliary Atresia A4250 Attractive Orphan Pricing and Reimbursement Opportunity Multiple Rare Diseases with No Approved Drugs* Favorable Competitive Landscape Expected to Enable Strong Share Penetration *Estimated prevalence data derived based on various sources (on file)

Pipeline Programs

Elobixibat

First and Only Large Bowel-Acting Agent for CIC that Increases Both Secretion AND Motility

- **The market opportunity…**
  - 156% dollar Rx market growth since 2011 *(IMS Monthly NPA December 2014)*

- **The data…**
  - Strong US Ph2b efficacy data with favorable AE profile
  - Ph2b results reproduced in Japan, leading to rapid advancement to ongoing Ph3
  - Favorable trends in data from abbreviated US Ph3

- **The commercial potential…**
  - Blockbuster sales potential
  - Differentiated by mechanism's site of action and ability to stimulate both secretion and motility
  - Further investment gated against US/EU partnering

- **The exclusivity period…**
  - Composition of matter to 2027*, method of use for CIC/IBS to 2024
  - Polymorph patent with term to 2034 + pending patent with potential term to 2035
  - Downstream Rx to OTC under evaluation

*includes estimated H-W PTE

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Albireo

Elobixibat

Unique Dual Impact and Site of Action Provides Substantial Commercial Differentiation

Action	Product	Mechanism	Status
Small intestinal secretory agent	Lubiprostone (Amitiza®) Takeda/Mylan	Chloride channel agonist	Approved 2015 Sales ~$311M
Small intestinal secretory agent	Linaclotide (Linzess®) Ironwood/Allergan	Chloride channel agonist	Approved 2015 Sales ~$321M
Small intestinal secretory agent	Plecanatide Synergy	Chloride channel agonist	NDA filed CIC, Phase 3 ongoing IBS-C
Small intestinal secretory agent	Tenapanor Ardelyx	NHE3 transporter inhibitor	Phase 3 ongoing IBS-C
Large bowel secretory and motility agent	**Elobixibat Albireo**	**IBATi**	**Phase 3**

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Albireo

Phase 3 — Ongoing in Japan; Favorable US/EU Data Generated, Interaction with FDA for US Pivotal Program Underway Elobixibat Commercial Rights EA Pharma (Eisai/Ajinomoto)* Albireo (seeking partner) Data Ph2: n =163; met primary endpoint with high statistical significance Ph2: n=190; met primary endpoint with high statistical significance Ph3: effects shown despite only 40% of planned enrollment (n=690) + substantial long-term safety data (conducted by former licensee) Next Steps Ph3 data expected 2H 2016 2016 FDA meeting informs program planning; possibility to establish efficacy with single additional Ph3 trial *rights to five other Asian markets (not China)

Positioned to Become First Drug Approved for Bile Acid Malabsorption Disease

A3384

- **The BAM market opportunity…**
  - Elevated bile acids in colon lead to chronic watery diarrhea (est. ~4m patients in major markets)
  - No approved drug, difficult-to-take resins with poor DDI profiles used off label
- **The science…**
  - Designed to deliver cholestyramine directly to colon without affecting small intestine
  - Earlier generation formulation proves principle in Ph2 by improving diarrhea and related measures *(Appleby et al. UEG J. 2016)*
  - Subsequent optimization program yields superior Ph2-ready formulations
- **The commercial potential…**
  - Blockbuster sales potential
  - Lower cost 505(b)(2) development path anticipated
- **The exclusivity period…**
  - Formulation patents pending, potential term to 2037

Phase 2 BAM Study

Double blind, placebo controlled, 2-week study



(A)
Diarrhoea
** p < 0.01
* p < 0.05
*
**
Change W3-W5 (Likert scale 0-10)
4
2
0
-2
-4
-6
Placebo
250mg A3384
1g A3384
250mg +1g A3384

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Albireo

Reduction of Pro-Inflammatory Markers (preclin) * Tnf-a Mcp1 0 0.5 1.0 1.5 2.0 * Vcam-1 Relative expression * % change in LDL/HDL Ratio Improved Cholesterol Profile 0,00 5,00 10,00 15,00 20,00 25,00 30,00 35,00 Placebo 15 mg 20 mg GLP1 pmol/L * * Decreased Insulin Resistance Rudling et al. BMC Cardiovascular Disorders 2015, 15:75, Elobixibat for 14 days in patients with CIC (conventional meal) Chey et al Am J Gastroenterol 2011, Elobixibat 8-week Phase 2b study in patients with CIC *p<0.05 ** p<0.01 *p<0.05 ** * 0 0.5 1.0 1.5 2.0 Col1a1 Col1a2 * * Relative expression K19 * *p<0.05 *p<0.05 Baghdasaryan et al. J Hepatology 2016 A4250 in MDR2 -/- cholestasis model Baghdasaryan et al. J Hepatology 2016 A4250 in MDR2 -/- cholestasis model NASH Platform: Albireo Data Shows IBAT Inhibition Benefits Four Principal Hallmarks Improvement in Fibrotic Markers (preclin) IBAT Inhibitor

Significant NAS Reduction with A4250 in Validated Preclinical STAM™ Model Matches Prior Findings with Obeticholic Acid OCA Significantly Reduces NAS in Phase 2 study 25 mg OCA or placebo for 72 weeks OCA reduced NAS, fibrosis and liver enzymes, increased cholesterol and pruritus OCA data Kremoser et al. 9th JSH Single Topic Conference: "NASH 2010" November 18-19, 2010 Tokyo, Japan Neuschwander-Tetri et al., Lancet. 2015 Mar 14;385(9972):956-65 p=0.0002 Placebo OCA Mean ± SD A4250 D NAS: - 0.9 10 mg/kg, 3 wks OCA D NAS: - 0.9 10 mg/kg, 5 wks IBAT Inhibitor p<0.05 Presented at 2016 DDW Meeting

Summary

Pediatric Orphan Opportunities Provide Foundation for Albireo Thesis Primary Focus Elobixibat partnering in Japan provides potential nondilutive capital to support programs A4250 Novel, First-in-Class Product Candidate to Treat Multiple Pediatric Orphan Liver Diseases with No Approved Drug Options Potential Additional Value Creation Opportunities Elobixibat US/EU Partnering Ph3 CIC PPAR NK Development Novel Bile Acid Modulator NASH A4250 Pediatric Voucher A3384 BAM

Strong Patent and Regulatory Protections *H-W PTE for one patent per product A4250 US Expiry Est. H-W PTE* + Ped. Exclusivity Composition of Matter September 2022 2025 MOU IBAT inhibitors to treat liver diseases (pending) November 2031 2033 MOU IBAT inhibitors in combination with bile acid binders to treat liver diseases (pending) November 2031 2033 Orphan designation granted: US 7 years exclusivity + EU 10 years exclusivity post-PFIC approval Elobixibat US Expiry Est. H-W PTE* Composition of Matter August 2022 2027 Polymorphs April 2034 October 2035 (pending) 2034 2035 MOU IBAT inhibitors to treat CIC/IBS April 2024 2029 A3384 US Expiry Est. H-W PTE* Formulation (pending) February 2037 TBD

Significant News Flow and Near-Term Milestones Projected Event Projected Timing A4250: report additional pediatric data from ongoing Ph2 trial Q4 2016 A4250: FDA meeting (pre-Ph3) Q4 2016 Elobixibat: report data from ongoing Ph3 Trial in Japan 2H 2016 Elobixibat: JNDA filing Q1 2017 A4250: report data from planned pivotal trial in PFIC mid 2018

Albireo Innovative Science + Deep Pipeline + Experienced Management Leader in the development of bile acid modulators to treat liver and GI diseases Three clinical assets (lead Ph2 orphan and Ph3 constipation product candidates) Multiple near-term inflection opportunities Funding expected to be sufficient to advance A4250 through planned pivotal PFIC trial Highly experienced management team with strong track record

Thank you NASDAQ: BIOD │ September 21, 2016